Filed pursuant to Rule 424(b)(3)
Registration Statement No. 333-286501

Supplement No. 1
(To Proxy Statement/Prospectus dated May 9, 2025)

SUPPLEMENT TO
PROXY STATEMENT FOR EXTRAORDINARY GENERAL MEETING OF
SHAREHOLDERS
OF
BLACK SPADE ACQUISITION II CO
(A CAYMAN ISLANDS EXEMPTED COMPANY)
and
PROSPECTUS FOR UP TO 19,125,000 TGE CLASS A ORDINARY SHARES, 16,220,000 TGE WARRANTS, AND 16,220,000 TGE CLASS A ORDINARY SHARES UNDERLYING WARRANTS
OF
THE GENERATION ESSENTIALS GROUP

On May 9, 2025, Black Spade Acquisition II Co (“Black Spade II”) filed and commenced mailing its definitive proxy statement related to the extraordinary general meeting of shareholders to be held on May 30, 2025 to consider and vote upon, among other things, the approval of its previously announced proposed business combination (the “Business Combination”) with The Generation Essentials Group (“TGE”). Capitalized terms used in this Supplement No. 1 to the definitive proxy statement/prospectus (this “Supplement No. 1”) and not otherwise defined have the meaning given to them in the definitive proxy statement/prospectus.

This Supplement No. 1 updates and supplements certain information contained in the definitive proxy statement/prospectus dated May 9, 2025 (the “Prospectus”) which forms a part of TGE’s Registration Statement on Form F-4 (Registration No. 333-286501).

The attached information updates and supplements certain information contained in the Prospectus. To the extent information in this Supplement No. 1 differs from or updates information contained in the Prospectus, the information in this Supplement No. 1 is the more current information. This Supplement No. 1 is not complete without the Prospectus. This Supplement No. 1 should be read in conjunction with the Prospectus and is qualified by reference thereto, except to the extent that the information in this Supplement No. 1 updates or supersedes the information contained in the Prospectus. Please keep this Supplement No.1 with the Prospectus for future reference.

Investing in the securities of Black Spade II or TGE involves a high degree of risk. See “Risk Factors” beginning on page 74 of the Prospectus.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this proxy statement/prospectus supplement is May 20, 2025.

This Supplement No. 1 should be read in conjunction with the Prospectus, which should be read carefully and in its entirety.

SUPPLEMENT NO. 1 TO THE DEFINITIVE PROXY STATEMENT/PROSPECTUS

Amending the existing warrant agreement to allow earlier exercise of the warrants upon closing of the business combination

As contemplated by the Business Combination Agreement, at the Closing, The Generation Essentials Group, Black Spade II and Continental Stock Transfer & Trust Company will enter into the Assignment, Assumption and Amendment Agreement of the Existing Warrant Agreement, dated August 27, 2024, by and between Black Spade II and Continental Stock Transfer & Trust Company, pursuant to which, among other things, effective as of the Merger Effective Time, Black Spade II will assign to The Generation Essentials Group, and The Generation Essentials Group will assume, all of Black Spade II’s rights, title, interests, liabilities and obligations under the Existing Warrant Agreement. Also at the Merger Effective Time, each issued and outstanding BSII Warrant exercisable for shares of Black Spade II will be exchanged for a TGE Warrant exercisable for TGE Class A Ordinary Shares.

According to the terms of the Existing Warrant Agreement, the BSII Warrant may be exercised only after the later of: (i) the date that is thirty (30) days after the first date on which the Business Combination is completed, and (ii) the date that is twelve (12) months from the date of the closing of the Black Spade II’s IPO (which occurred on August 29, 2024).

Black Spade II and TGE plan to further amend the terms of the Existing Warrant Agreement at the Closing, through the execution of the Assignment, Assumption and Amendment Agreement, so that the TGE Warrant can be exercised on the date that is thirty (30) days after the first date on which the Business Combination is completed. The form of the Assignment, Assumption and Amendment Agreement is exhibited to the current report on Form 6-K furnished by The Generation Essentials Group on or about the date hereof.

— END OF SUPPLEMENT NO. 1 TO THE DEFINITIVE PROXY STATEMENT/PROSPECTUS —

Forward-Looking Statements

This document contains certain forward-looking statements within the meaning of U.S. federal securities laws with respect to the proposed transaction between Black Spade Acquisition II Co (“Black Spade II) and The Generation Essentials Group (“TGE”), including statements regarding the benefits of the transaction, the anticipated benefits of the transaction, Black Spade IIs or TGE’s expectations concerning the outlook for TGE’s business, productivity, plans and goals for product launches, deliveries and future operational improvements and capital investments, operational performance, future market conditions or economic performance and developments in the capital and credit markets and expected future financial performance, as well as any information concerning possible or assumed future results of operations. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions. Forward-looking statements are their managements’ current predictions, projections and other statements about future events that are based on current expectations and assumptions available to Black Spade II and TGE, and, as a result, are subject to risks and uncertainties. Any such expectations and assumptions, whether or not identified in this document, should be regarded as preliminary and for illustrative purposes only and should not be relied upon as being necessarily indicative of future results. Many factors could cause actual future events to differ materially from the forward-looking statements in this document, including but not limited to: (1) the occurrence of any event, change or other circumstances that could give rise to the termination of definitive agreements with respect to the proposed business combination (“Business Combination”); (2) the outcome of any legal proceedings that may be instituted against Black Spade II, the combined company or others following the announcement of the Business Combination and any definitive agreements with respect thereto; (3) the amount of redemption requests made by Black Spade II public shareholders and the inability to complete the Business Combination due to the failure to obtain approval of the shareholders of Black Spade II, to obtain financing to complete the Business Combination or to satisfy other conditions to closing and; (4) changes to the proposed structure of the Business Combination that may be required or appropriate as a result of applicable laws or regulations or as a condition to obtaining regulatory approval of the Business Combination; (5) the ability to meet stock exchange listing standards following the consummation of the Business Combination; (6) the risk that the Business Combination disrupts current plans and operations of TGE as a result of the announcement and consummation of the Business Combination; (7) the ability to recognize the anticipated benefits of the Business Combination; (8) costs related to the Business Combination; (9) risks associated with changes in laws or regulations applicable to TGE’s diverse business lines and TGE’s international operations; (10) TGE’s ability to compete in all of its business segments and to anticipate trends and respond to changing customer preferences for fashion, arts and entertainment content and for lodging; (11) the possibility that TGE or the combined company may be adversely affected by other economic, geopolitical, business, and/or competitive factors; (12) TGE’s ability to anticipate trends and respond to changing customer preferences for fashion, arts and entertainment content and for lodging; (13) negative perceptions or publicity of the brands of TGE; and (14) risks relating to TGE’s use of and rights to intellectual property. The foregoing list of factors is not exhaustive. Forward-looking statements are not guarantees of future performance. You should carefully consider the foregoing factors and the other risks and uncertainties described in the “Risk Factors” section of TGE’s registration statement on Form F-4 filed by TGE with the U.S. Securities and Exchange Commission (the “SEC”), Black Spade II’s Annual Report on Form 10-K for the year ended December 31, 2024 and other documents filed by TGE and/or Black Spade II from time to time with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and all forward-looking statements in this document are qualified by these cautionary statements. TGE and Black Spade II assume no obligation and do not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise, except to the extent required by applicable law. Neither TGE nor Black Spade II gives any assurance that either TGE or Black Spade II will achieve its expectations. The inclusion of any statement in this communication does not constitute an admission by TGE or Black Spade II or any other person that the events or circumstances described in such statement are material.

Additional Information and Where to Find It

This document relates to a proposed transaction between Black Spade II and TGE. This document does not constitute an offer to sell or exchange, or the solicitation of an offer to buy or exchange, any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, sale or exchange would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. TGE has filed a registration statement on Form F-4 that includes a proxy statement of Black Spade II and certain prospectuses of TGE with the SEC, which was declared effective on May 9, 2025. The definitive proxy statement/prospectus have been sent to all Black Spade II shareholders who owned Class A ordinary shares of Black Spade II at the close of business on May 5, 2025. This document does not contain all the information that should be considered concerning the proposed transactions and is not intended to form the basis of any investment decision or any other decision in respect of the transactions. Before making any voting or investment decision, investors and shareholders of Black Spade II are urged to read the registration statement, the definitive proxy statement/prospectus and all other relevant documents filed or that will be filed with the SEC in connection with the proposed transaction as they become available because they will contain important information about the proposed transaction.

INVESTMENT IN ANY SECURITIES DESCRIBED HEREIN HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SEC OR ANY OTHER REGULATORY AUTHORITY NOR HAS ANY AUTHORITY PASSED UPON OR ENDORSED THE MERITS OF THE OFFERING OR THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED HEREIN. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Participants in the Solicitation

Black Spade II and TGE and their respective directors and officers may be deemed to be participants in the solicitation of proxies from Black Spade II’s shareholders in connection with the proposed transaction. Information about Black Spade II’s directors and executive officers and their ownership of Black Spade II’s securities is set forth in Black Spade II’s filings with the SEC. Additional information regarding the interests of those persons and other persons who may be deemed participants in the proposed transaction may be obtained by reading the definitive proxy statement/prospectus regarding the proposed transaction when it becomes available. Shareholders, potential investors and other interested persons should read the definitive proxy statement/prospectus carefully when it becomes available before making any voting or investment decisions. You may obtain free copies of these documents as described in the preceding paragraph.

No Offer or Solicitation

This document is not a proxy statement or solicitation of a proxy, consent or authorization with respect to any securities or in respect of the Business Combination and does not constitute an offer to sell or the solicitation of an offer to buy any securities, or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of the Securities Act, or an exemption therefrom.